Exhibit 99.1

Palomar Holdings, Inc. Announces Third Quarter 2022 Estimated Catastrophe Losses and Financial Results Date and Earnings Call

LA JOLLA, CA., October 20, 2022 – Palomar Holdings, Inc. (NASDAQ: PLMR) (“Palomar”) today announced estimated pretax catastrophe losses of $12.5 million, net of reinsurance, for the third quarter of 2022. This anticipates a full retention loss of $12.5 million from Hurricane Ian.  The losses from Hurricane Ian also result in additional ceded reinsurance premium of $3.1 million, with $1.3 million recognized in the third quarter of 2022 and the remaining $1.8 million recognized ratably from October 1, 2022 to May 31, 2023.

Palomar’s financial closing and review procedures for the fiscal quarter are not yet complete. Palomar’s loss estimates are subject to change due to the complexity of the claims and preliminary nature of the information available to prepare the estimates. Updated catastrophe loss estimates will be reflected in Palomar’s third quarter 2022 results.

In addition, Palomar will release its third quarter 2022 results after the market close on Wednesday, November 2, 2022, and will host a conference call at 12:00 p.m. (Eastern Time) the following day, Thursday, November 3, 2022.

The conference call can be accessed live by dialing 1-877-423-9813 or for international callers, 1-201-689-8573, and requesting to be joined to the Palomar Third Quarter 2022 Earnings Conference Call. A replay will be available starting at 3:00 p.m. (Eastern Time) on November 3, 2022, and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13732950. The replay will be available until 11:59 p.m. (Eastern Time) on November 10, 2022.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Palomar's website at https://ir.palomarspecialty.com/. The online replay will remain available for a limited time beginning immediately following the call.

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the holding company of subsidiaries Palomar Specialty Insurance Company (“PSIC”), Palomar Specialty Reinsurance Company Bermuda Ltd., Palomar Insurance Agency, Inc. and Palomar Excess and Surplus Insurance Company (“PESIC”). Palomar is an innovative insurer serving residential and commercial clients in specialty markets including the market for earthquake insurance. Palomar’s insurance subsidiaries, Palomar Specialty Insurance Company, Palomar Specialty Reinsurance Company Bermuda Ltd., and Palomar Excess and Surplus Insurance Company, have a financial strength rating of “A-” (Excellent) from A.M. Best.

To learn more, visit PLMR.com

Follow Palomar on Facebook, LinkedIn and Twitter: @PLMRInsurance

Contact

Media Inquiries

Lindsay Conner

1-551-206-6217

lconner@plmr.com

Investor Relations

Jamie Lillis

1-203-428-3223

investors@plmr.com

Source: Palomar Holdings, Inc.